Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Entegris, Inc.:

We consent to the use of our reports dated February 11, 2019, with respect to the consolidated balance sheets of Entegris, Inc. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes collectively, the “consolidated financial statements,” and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the joint proxy statement/prospectus, which forms part of the registration statement on Form S-4 of Entegris.

Our report refers to a change in the method of accounting for revenue.

Our report dated February 11, 2019 on the effectiveness of internal control over financial reporting as of December 31, 2018, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of internal control over financial reporting as of December 31, 2018, the 2018 acquisition of SAES Pure Gas’s internal control over financial reporting associated with total assets of $434 million of Entegris Inc.’s total assets and revenues of $62 million of Entegris, Inc.’s total revenues included in the consolidated financial statements of Entegris, Inc. as of and for the year ended December 31, 2018. Our audit of the effectiveness of internal control over financial reporting of Entegris, Inc. also excluded an evaluation of the internal control over financial reporting of SAES Pure Gas.

/s/ KPMG LLP

Minneapolis, Minnesota

March 18, 2019